SEC File Number 0-27826                                                                                  PRELIMINARY COPY

Reality Interactive, Inc.
378 North Main, #124
Layton, Utah 84061

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND
RULE 14C PROMULGATED THERETO

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT
WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

NO PROXIES ARE BEING SOLICITED AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about November __, 2003, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Reality Interactive, Inc., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. The shareholders will authorize a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

No Meeting Being Held.

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;
Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, October 1, 2003, there were approximately 10,058,260 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of  the Company as a group.

                                                                                        Amount and
                                                             Position               Nature of            Percent
Title of        Name and Address of        with                     Beneficial             of
Class           Beneficial Owner               Company           Ownership           Class

Common         Global Marketing
                       Associates, Inc.                   n/a                   5,000,000         57.1
                       4766 Holladay Blvd.
                       Holladay, Utah 84117

Common        Dean Becker(1)                 Dir. & Pres.             0                      0
                      378 North Main, #124
                      Layton, Utah 84061

Management as a group (one)                                                   0                     0

2. Changes in Control.

The Company is currently seeking business opportunities to acquire or merge with. The Company receives business plans from time to time and has investigated several opportunities, but currently has no plans and has not entered into any proposals, arrangements, understandings, or definitive agreement to date. Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible in the near future as the Company seeks business venture acquisitions or mergers.

Matters to be Consented To

1. Reverse Split.

 As of the Record Date, the Company's stock has little or no public market for its common stock. Based upon current market conditions ~~and NASDAQ listing requirements,~~ and the limited brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split, which is to be authorized by the shareholders. The Board, which has already approved the action, is seeking authority to effect a 40 to 1 reverse split. The number of shares outstanding prior to the reverse split is 10,058,260 and the number of shares outstanding after the reverse split will be approximately 259,960.

 Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares. For example, a certificate in the amount of 5 shares will not be subject to the split. A certificate for 107 shares will not be reversed below 100 shares.

As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

The Company's actions in approving and effecting a reverse split of its common stock is not the first part of a Rule 13e-3 transaction, as that term is defined in paragraph (a)(3) of that regulation. Rule 13e-3 applies to transactions, or series of transactions, that may result in a company "going private" through the elimination of shareholders. The Company has taken administrative steps in the handling of the reverse split (such as minimum share provisions) to ensure that shareholders are not eliminated by operation of the reverse split.

2. Change in the Name of the Company.

The shareholders will vote to give the Board of Directors authority to change the name of the Company to a name to be selected at a later date.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.